Blox Inc.
Suite 600 - 666 Burrard Street,
Vancouver, British Columbia, Canada V6C 3P6

OTCQB: BLXX

NEWS RELEASE – June 11, 2014

BLOX INC. ANNOUNCES NEW DIRECTOR & PROVIDES CORPORATE UPDATE

Vancouver, British Columbia. Blox, Inc. (OTCQB: BLXX) (“Blox” or the “Company”) is pleased to announce that Mr. Robert Ironside has been elected to the Board of Directors of the Company, increasing the number of directors to four (4).

Robert Ironside is a finance professional and independent consultant to a variety of corporations in energy and mining industries. He served as a director of International Eco Endeavors Corp. until its amalgamation into Blox on February 27, 2014, at which point he became a director of the Company’s energy subsidiary, Blox Energy. Mr. Ironside is currently a professor at Kwantlen University and previously taught finance at the University of Lethbridge, the University of Saskatchewan, and the University of Calgary. During his teaching career, Mr. Ironside has been awarded six teaching awards at both the graduate and undergraduate levels. In addition to his academic activities, Mr. Ironside has been the Chief Executive Officer of Golden Birch Energy Ltd., and was a founder and director of Primeline Capital Corp. For over 20 years, Mr. Ironside has worked in twenty countries and has written and published two books.

Corporate Update

Blox is advancing its project division and is most notably progressing in the acquisition of the three (3) mineral concessions announced on June 24, 2013, as part of the amalgamation with Quivira Gold Ltd. The Company awaits the completion of various formalities to close the acquisition which includes a financing of US$1.5 million.

In addition to its previously announced acquisitions, Blox continues to evaluate other potential partnerships and is active in its pursuit of several mineable projects in West Africa. The focus on this region will likely lead to the shift in focus of its renewable energy division.

The Company’s biogas asset in Hungary is currently undergoing care and maintenance and the Company has elected to cancel its power contract during this idle time. The contract was between MAVIR Zrt. and Kenderes Biogáz Termelő Kft., the Company’s subsidiary, for the sale of up to 5,842 megawatt-hours per year from July 2007 to December 2020. The power could be sold at three different rates each day: 37.72 Hungarian Forints per kilowatt-hour (HUF/kWh) at peak hours; 33.76 HUF/kWh at midday hours, and 13.75 HUF/kWh at night hours. The request was submitted on April 26, 2014 and approved on May 23, 2014 for termination on June 1, 2014. There were no penalties for the termination. Once the care and maintenance process has concluded, Blox will utilize the opportunity and seek competitive rates before establishing a new contract.

The Company continues to pursue acquisitions which will lead to the production of renewable energy and eco-friendly mineral production.

For further information please contact:

Robert Abenante
CEO and President
investors@bloxinc.com

FORWARD-LOOKING STATEMENTS

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of Blox and its management, such as statements that Blox intends to expand its renewable energy portfolio and Blox anticipates closing its previously announced merger with gold company Quivira Gold Ltd. in the next quarter. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Blox’s ability to obtain additional financing; Blox’s ability to satisfy the conditions in the merger agreement with Quivira Gold Ltd.; adverse market conditions; risks inherent in the mining industry in general; and risks relating to mining operations in Ghana. Blox undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Blox's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Blox's success are more fully disclosed in Blox’s most recent public filings with the U.S. Securities and Exchange Commission.